Exhibit 99.1

Flexsteel Industries, Inc. Reports Fiscal Second Quarter 2020 Results

Ecommerce Channel Grew 30% Year-Over-Year

Dubuque, Iowa – January 27, 2020 – Flexsteel Industries, Inc. (NASDAQ:FLXS) (“Flexsteel” or the “Company”), one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States, today reported fiscal second quarter 2020 results.

Operating Results

Net sales for the quarters ended December 31, (in millions):

	2019	2018	$ Change	% Change
Residential	$94.1	$99.4	$(5.3)	(5.4)%
Contract	8.9	18.9	(10.1)	(53.1)
Total	$102.9	$118.4	$(15.4)	(13.0)%

Net sales for the six months ended December 31, (in millions):

	2019	2018	$ Change	% Change
Residential	$182.7	$195.5	$(12.8)	(6.5)%
Contract	20.6	36.4	(15.8)	(43.3)
Total	$203.3	$231.8	$(28.5)	(12.3)%

Net sales were $102.9 million for the second quarter compared to net sales of $118.4 million in the prior year quarter, a decrease of 13%. The planned exit of the commercial office and custom-designed hospitality products accounted for $7.3 million or approximately 73% of the decline in Contract and 47% of the overall decline. Net sales were $203.3 million for the six months ended December 31, 2019, compared to net sales of $231.8 million in the prior year six-month period, a decrease of 12.3%. The exit of commercial office and custom-designed hospitality products accounted for $11.6 million or approximately 73% of the decline in Contract and 41% of the overall decline. For both the quarter and the six-month period compared to the prior year, the ongoing 25% tariff and related price increases to the market continued to pressure sales and resulted in lower volume.  However, in December, some price increases in key product groups, which have completed relocation to Vietnam, were rolled back and sales began to show positive signs of recovery. Following two quarters of solid sequential growth in ecommerce sales, the momentum continued with a breakout fiscal second quarter of ecommerce net sales topping 30% year-over-year growth due to robust holiday demand and strong execution.

Contract net sales were down $10.1 million in the quarter and $15.8 million for the six-month period ended December 31, 2019.  Our planned exit of the commercial office and custom-designed hospitality product lines largely accounted for the decline of $7.3 million in the quarter and $11.6 million in the six-month period.  The remaining decline in net sales was the result of very strong comparable periods for vehicle seating combined with softening demand trends for vehicle seating and healthcare products in the quarter.

The Company reported a net loss of $5.4 million or $0.68 per diluted share for the second quarter compared to net income of $1.6 million or $0.20 per diluted share in the prior year quarter. For the six months ended December 31, 2019, the company reported net income of $4.2 million or $0.51 per diluted share, compared to net income of $2.9 million or $0.36 per diluted share for the prior year six-month period. The reported net loss for the quarter ended December 31, 2019 included a $5.1 million pre-tax restructuring expense.  Excluding this item (see attached non-GAAP disclosure), the Company reported an adjusted net loss of $1.5 million, or $0.19 per diluted share, compared to adjusted net income of $2.1 million or $0.26 per diluted share in the second quarter of fiscal 2019.

Gross margin as a percent of net sales for the second quarter was 15.6% compared to 18.1% for the comparable period. For the six months ended December 31, 2019, gross margin as a percent of net sales was 16.4% compared to 18.7% in the prior six-month period. For the second quarter, aggressive product pricing across our ecommerce and brick and mortar channels during the holiday shopping season contracted margins approximately 90 basis points in the quarter. Additionally, as part of our customer and product profitability initiative, we executed a  SKU rationalization process which resulted in an inventory valuation adjustment accounting for approximately 150 basis points of margin contraction. The remaining margin compression was due to increased costs aimed at improving lead times and the customer experience of approximately 80 basis points, offset by a benefit related to our success in collecting foreign VAT.

Selling, general and administrative (SG&A) expenses were 17.6% of net sales in the second quarter compared to 16.4% of net sales in the year-ago period. In the six months ended December 31, 2019, SG&A expenses were 17.5% of net sales compared to 17.1% in the prior year six-month period. For the second quarter, SG&A expenses decreased $1.3 million compared to the second quarter last year, primarily due to the CEO transition expenses recorded in the prior year, decreased volume and restructuring savings. These SG&A reductions were partially offset by ERP expenses, as well as higher incentive compensation.

During the six months ended December 31, 2019, the Company incurred $11.3 million of restructuring expenses primarily for facility closures, professional fees and employee terminations costs as part of our previously announced comprehensive transformation program. In addition, the Company completed the sale of its Riverside, California property and recognized a net gain on sale of asset in the amount of $18.9 million.

The Company reported a $1.6 million benefit for income taxes, or an effective rate of 22.8% during the second quarter compared to tax expense of $0.6 million in the prior year quarter, or an effective rate of 27.5%. For the six months ended December 31, 2019, income tax expense was $1.6 million or an effective rate of 28.1% compared to income tax expense of $1.1 million or an effective tax rate of 27.3% in the prior year six-month period.

Liquidity

Working capital (current assets minus current liabilities) at December 31, 2019 was $121.0 million compared to $118.2 million at June 30, 2019.  The increase in working capital included a $15.1 million increase in cash and cash equivalents largely due to the sale proceeds of the Riverside property and an increase in trade receivables of $3.4 million reflecting a strong December sales performance.  This activity was partially offset by managing inventory levels down by $7.1 million and other current assets declining $6.2 million primarily due to the collection of an income tax refund.

For the six-month period ended December 31, 2019, capital expenditures were $1.8 million.

Management Commentary

“While the business environment remained challenging during the second quarter, our team continued to make progress on several fronts,” said Jerry Dittmer, President and CEO of Flexsteel Industries. “Our strategy to restore top-line growth by providing a better customer experience with the right products in the right channel at the right cost is producing results. Our ecommerce line grew 30% year-over-year, the third quarter of sequential growth and the first quarter of positive year-over-year comps since I joined the Company one year ago. We believe this is a solid indication that we are back on track to growing this important and high-potential channel.  In other product lines, we are making progress transitioning some manufacturing to Vietnam, which has allowed us to partially reverse some premium pricing imposed by the 25% tariff.  Where we can get pricing back in line, we are seeing an immediate uptick in sales.  We expect this benefit to evolve as we shift more work to Vietnam.”

Dittmer added, “We are heads down focused on our common goals to grow the topline, to drive down costs of serving customers while at the same time providing a better customer experience.  Our dedicated team, supported by our strong balance sheet, has allowed us to expeditiously drive transformation and position our Company for success.”

Conference Call and Webcast

The Company will host a conference call and webcast at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) on Tuesday, January 28, 2020 to discuss its quarterly financial results. Analysts and investors may participate in the question-and-answer session. The call can be accessed via telephone at (877) 270-2148 (domestic) or (412) 902-6510 (international). Additionally, interested parties can listen to a live webcast of the call in the Investor Relations section of the Company’s website at https://ir.flexsteel.com/. An archived version of the webcast will be available in the same location shortly after the live call has ended.

A recorded replay can be accessed through February 11, 2020 by dialing (877) 344-7529 or (412) 317-0088; passcode: 10137769.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) was incorporated in 1929.  Flexsteel Industries, Inc. is one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States. Over the generations the Company has built a committed retail and consumer following based on its patented, guaranteed-for-life Blue Steel SpringTM – the all-riveted, high-carbon, steel-banded seating platform that gives upholstered and leather furniture the strength and comfort to last a lifetime. With offerings for use in home, healthcare, and recreational seating, the Company distributes its furniture throughout the United States & Canada through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, timing to implement restructuring and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	December 31,	June 30,
	2019	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37,334	$22,247
Trade receivables, net	41,567	38,157
Inventories	86,550	93,659
Other	5,703	11,904
Assets held for sale	629	—
Total current assets	171,783	165,967

NONCURRENT ASSETS:
Property, plant and equipment, net	74,946	79,238
Operating lease right-of-use assets	14,106	—
Other	8,899	9,082

TOTAL ASSETS	$269,734	$254,287
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$20,397	$18,414
Accrued liabilities	30,375	29,350
Total current liabilities	50,772	47,764

LONG-TERM LIABILITIES	9,721	1,096
Total liabilities	60,493	48,860

SHAREHOLDERS' EQUITY	209,241	205,427

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$269,734	$254,287

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net sales	$102,949	$118,352	$203,297	$231,839
Cost of goods sold	(86,899)	(96,878)	(170,026)	(188,574)
Gross margin	16,050	21,474	33,271	43,265
Selling, general and administrative	(18,088)	(19,371)	(35,563)	(39,567)
Restructuring expense	(5,067)	—	(11,071)	—
Gain on disposal of assets	26	—	18,967	—
Operating (loss) income	(7,079)	2,103	5,604	3,698
Other income	107	58	193	239
(Loss) income before income taxes	(6,972)	2,161	5,797	3,937
Income tax benefit (provision)	1,588	(595)	(1,630)	(1,075)
Net (loss) income	$(5,384)	$1,566	$4,167	$2,862
Weighted average number of common shares outstanding:
Basic	7,944	7,885	7,936	7,880
Diluted	7,944	7,917	8,146	7,922
(Loss) earnings per share of common stock:
Basic	$(0.68)	$0.20	$0.53	$0.36
Diluted	$(0.68)	$0.20	$0.51	$0.36

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended
	December 31,
	2019	2018
OPERATING ACTIVITIES:
Net income	$4,167	$2,862
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	4,930	3,734
Deferred income taxes	(13)	(35)
Stock-based compensation expense	3,312	871
Change in provision for losses on accounts receivable	(178)	(86)
Change in reserve for VAT receivable	(943)	—
Gain on disposition of capital assets	(18,967)	(42)
Changes in operating assets and liabilities	8,471	3,626
Net cash provided by operating activities	779	10,930
INVESTING ACTIVITIES:
Net proceeds from sales (purchases of) investments	1	7,943
Proceeds from sale of capital assets	19,652	42
Capital expenditures	(1,814)	(17,462)
Net cash provided by (used in) investing activities	17,839	(9,477)
FINANCING ACTIVITIES:
Dividends paid	(3,485)	(3,463)
Proceeds from issuance of common stock	21	52
Shares issued to employees, net of shares withheld	(67)	(211)
Net cash used in financing activities	(3,531)	(3,622)
Increase (decrease) in cash and cash equivalents	15,087	(2,169)
Cash and cash equivalents at beginning of period	22,247	27,750
Cash and cash equivalents at end of period	$37,334	$25,581

NON-GAAP DISCLOSURE (Unaudited)

The Company is providing information regarding adjusted net income and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net income or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted net income and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provide investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net (loss) income to non-GAAP adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of non-GAAP adjusted net income for the three and six months ended December  31, 2019 and 2018:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(in thousands)	2019	2018	2019	2018
Reported GAAP Net (loss) income	$(5,384)	$1,566	$4,167	$2,862
Restructuring expense	5,067	—	11,071	—
CEO transition costs	—	710	—	2,055
Inventory impairment related to restructuring	—	—	206	—
Gain on disposal of assets	—	—	(18,967)	—
Tax impact of adjustments(1)	(1,154)	(195)	2,162	(561)
Non-GAAP net (loss) income	$(1,471)	$2,081	$(1,361)	$4,356

(1)Effective tax rate of  22.8% and 27.5% used to calculate the three months ended December  31, 2019 and December 31, 2018, respectively. Effective tax rate of 28.1% and 27.3% used to calculate the six months ended December 31, 2019 and December 31, 2018, respectively.

Reconciliation of GAAP (loss) earnings per share of common stock to non-GAAP adjusted EPS of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP EPS to the calculation of non-GAAP adjusted EPS for the three and six months ended December 31, 2019 and 2018:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Reported GAAP Diluted (loss) earnings per share	$(0.68)	$0.20	$0.51	$0.36
Restructuring expense	0.64	—	1.36	—
CEO transition costs	—	0.09	—	0.26
Inventory impairment related to restructuring	—	—	0.03	—
Gain on disposal of assets	—	—	(2.33)	—
Tax impact of adjustments(1)	(0.15)	(0.02)	0.27	(0.07)
Non-GAAP Diluted (loss) earnings per shares	$(0.19)	$0.26	$(0.17)	$0.55

(1) Effective tax rate of 22.8% and 27.5% used to calculate the three months ended December 31, 2019 and December 31, 2018, respectively. Effective tax rate of 28.1% and 27.3% used to calculate the six months ended December 31, 2019 and December 31, 2018, respectively.

INVESTOR CONTACT:

Donni Case, Financial Profiles	310.622.8224
Margaret Boyce, Financial Profiles	310.622.8247
FLXS@finprofiles.com